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                                          HYDE ATHLETIC INDUSTRIES, INC. AND SUBSIDIARIES
                                          EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
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                                                                    For the                              For the
                                                              Thirteen Weeks Ended                Twenty-Six Weeks Ended
                                                              --------------------                ----------------------
                                                          July 5,             July 5,             July 5,            July 5,
                                                           1997                1996                1997               1996
                                                           ----                ----                ----               ----

PRIMARY

  Net income (loss) applicable to
    common stock                                     $      (468,595)   $        113,693    $      (185,394)    $       853,162
                                                     ----------------   ----------------    ----------------    ---------------

  Weighted average shares:
    Average shares outstanding                             6,236,886           6,217,142          6,236,886           6,217,142
    Dilutive stock options based
       upon application of the
       treasury stock method
       using average market price                             37,037              27,083             34,999              17,951
                                                     ---------------    ----------------    ---------------     ---------------

         Total shares                                      6,273,923           6,244,225          6,271,885           6,235,093
                                                     ===============    ================    ===============     ===============

  Net income (loss) per share                        $         (0.07)   $          0.02     $         (0.03)    $          0.14
                                                     ================   ===============     ================    ===============

FULLY DILUTED

  Net income (loss) applicable to
    common stock                                     $      (468,595)   $        113,693    $      (185,394)    $       853,162
                                                     ----------------   ----------------    ----------------    ---------------

  Weighted average shares:
    Average shares outstanding                             6,236,886           6,217,142          6,236,886           6,217,142
    Dilutive stock options based
       upon application of the
       treasury stock method
       using market  price at end
       of period or average market price,
       if greater                                             34,999              36,070             37,071              36,070
                                                     ---------------    ----------------    ---------------     ---------------

         Total shares                                      6,271,885           6,253,212          6,273,957           6,253,212
                                                     ===============    ================    ===============     ===============

  Net income (loss) per share                        $         (0.07)   $          0.02     $         (0.03)    $          0.14
                                                     ================   ===============     ================    ===============

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